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                                                                   EXHIBIT 10.49

December 23, 1999


Mrs. Debra Bergevine
224 Prospect Street
Franklin, MA 02038


Dear Deb:

This letter agreement confirms and explains the terms by which you and Nextera Enterprises, Inc. (Nextera), have mutually agreed to end your employment at Nextera. At the outset, it is important to acknowledge that both you and Nextera have agreed not to make any statements to any third parties which could reasonably be expected to be harmful to the business or goodwill of each other; in short, we have resolved to be mutually supportive and respectful of each other. If asked the reason for your departure, Nextera will respond, when appropriate, that you resigned to pursue other interests and opportunities.

It is further acknowledged that the terms and conditions outlined in this letter are confidential and will not be divulged to other employees (current or former) or third parties with the exception of personally retained legal counsel. Such action will render this agreement null and void.

Your last day of active employment at Nextera will be December 31, 1999. You will be entitled to receive salary continuation, at your current salary level, for a period of six months, extending through June 30, 2000. By signing below you agree to make yourself available on a reasonable basis to facilitate the transition of projects during the salary continuation period.

Nextera agrees that effective January 1, 2000 you may work in the management and technology consulting field performing work similar to Nextera's current business, but that you shall not solicit or cause to be solicited, or aid in the solicitation of any past or current client or current employee of Nextera for a period of one year from the effective date of this letter.

Your enrollment in Nextera's medical and dental plans will continue at normal premium rates through the salary continuation period ( six months ). You may elect to continue your healthcare benefits after the salary continuation period for up to eighteen months in accordance with the provisions of COBRA (Consolidated Omnibus Budget Reconciliation Act).



Nextera will pay you for any vacation days accrued but unused up to your last day of active employment. You will not accrue vacation days during the salary continuation period.



During the salary continuation period, you will not be able to make contributions to your 401(k) plan. A memo with information concerning your insurance, your 401(k) account and other matters will be sent to you.


You will be entitled to receive a bonus for the 1999 year, in the amount of $40,000, payable in the payroll of December 31, 1999.

In addition, Nextera waives its right to repurchase any of your shares of common stock pursuant to your employment agreement. However, your shares remain subject to the transfer restrictions imposed on "Founders Interests" in Section 4.5 of the Stockholders Agreement dated as of August 31, 1998, as amended, to which you are a party. Nextera will commit to circulate for approval an amendment to the Stockholders Agreement to the parties thereto to secure a waiver of the restrictions for resale of these shares, although no assurance can be made that the waiver will be obtained.
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Following your final day of employment with Nextera, you will no longer be subject to Nextera's insider trading policies, including the requirement to seek pre-clearance before trading in Nextera securities. However, to the extent you are aware of material, non-public information concerning Nextera, you must continue to comply with the securities laws.

You agree fully and finally to waive and release all your rights and claims to your proportionate share of Nextera's Debentures (approximately $45,545.00) in return for the cancellation of your loan from Nextera amounting to approximately $32,901.00 including accrued interest, plus a cash payment from Nextera of $12,644.00 to make up any difference between these two sums as of December 31, 1999.

You will be entitled to professional outplacement assistance for up to $2,500 of services actually provided.

In exchange for these benefits, you hereby release Nextera and each of its past, present and future owners, shareholders, affiliates, subsidiaries, officers, directors, employees and agents, from any and all claims, causes of action and liabilities of every name and nature, in any way related to or arising out of your employment at Nextera, or pursuant to any state, federal or local laws, regulations, executive orders or common law doctrines, including without limitation any arising under the Age Discrimination in Employment Act, which you ever had or might now have as of the date of this agreement.

By signing below, you acknowledge that you have been advised to consult with your own accountant, legal counsel or other tax advisor regarding the tax consequence of this letter and the benefits described herein to you, and that none of Nextera Enterprises, Inc., or any of their affiliates has provided any tax advice to you.

In signing this agreement, you acknowledge that you have been afforded a period of not less than 21 days to consider its terms, and have been advised to consult an attorney. You may waive that period by signing earlier. You may revoke your acceptance of this agreement within 7 days after your execution thereof, and this agreement shall not become effective or enforceable until after that revocation period has expired. If you do not so revoke your acceptance, then this letter shall take effect as a binding agreement between you and Nextera on the basis set forth above.

Please indicate your assent to the terms of this letter by signing below, where indicated, and returning one signed copy to us. By your assent, you agree that Nextera has no other obligations to you and that you have no claims for any other matters against Nextera, subject to our compliance with the terms of this letter. By our agreement to the terms of this letter, Nextera agrees that you have no other obligations to it and that it has no further claims against you, subject to your compliance with the terms of this agreement. The obligations of Nextera relative to your salary continuation and your continued enrollment in benefit plans during the continuation period are conditional upon our receipt of your signed consent.


Yours truly,

I agree to the terms of this letter:

Signature:  /s/DEBORAH BERGEVINE
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Date:       December 30, 1999
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